Exhibit 99.02

SRAX Announces Closing of Private Placement

LOS ANGELES—(BUSINESS WIRE)—SRAX, Inc. (NASDAQ: SRAX), a digital marketing and consumer data management technology company, announced the closing of its previously announced $13 million private placement of senior secured convertible debentures at a fixed conversion price of $2.69. The Company intends to use the proceeds to fund the rapid expansion of its investor intelligence, data analytics, and communications platform, Sequire, to pay back $2.5 million outstanding secured term loan and other outstanding obligations of the company.

The Company received net proceeds of $9.1 million from the offering after deducting placement agent fees, legal fees, the repayment of loans, and other estimated offering expenses.

The Special Equities Group, LLC, a division of Bradley Woods & Co. Ltd., acted as placement agent for this offering. Silvestre Law Group, P.C. acted as legal counsel to SRAX.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional details about the transaction are available in the Company’s Form 8-K to be filed with the Securities and Exchange Commission, which will be available on the Company’s website and at: www.sec.gov.

About SRAX

SRAX (NASDAQ: SRAX) is a digital marketing and consumer data management technology company. SRAX’s technology unlocks data for brands in the CPG, investor relations, luxury, and lifestyle verticals. Through its various platforms, SRAX is monetizing its data sets and growing multiple recurring revenue streams. BIGtoken is a consumer-managed data marketplace where people can own and earn from their data. The platform also provides advertisers and media companies access to transparent, verified consumer data to better reach and serve audiences. Sequire is a premier platform for investor intelligence and communication. Through Sequire, public companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX and its verticals, visit srax.com.

Contact

Natalie Santos

SRAX

press@srax.com